EXHIBIT 10.2

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT ("Amendment"), is made as of the 8th day of August, 2014 by and between PPF AMLI 4021 MCGINNIS FERRY ROAD, LLC, a Delaware limited liability company ("Seller") and STEADFAST ASSET HOLDINGS, INC., a California corporation ("Buyer").
RECITALS:
WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Agreement dated July 9, 2014 (the "Purchase Agreement"), for the purchase and sale of improved real property, together with personal and intangIble property, located in Gwinnett County, Georgia, and more particularly described in the Purchase Agreement (the "Property");
WHEREAS, Seller and Buyer desire to amend the Purchase Agreement as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:
1.Definitions. All capitalized tenns used but not defined herein shall have the meaning ascribed to them in the Purchase Agreement.
2.Recitals. The recitals set forth above are incorporated herein as part of this Amendment.
3.Record Access and Retention. The Purchase Agreement is hereby amended to include the following Section 15.16:

"15.16 Record Access and Retention. Seller shall provide to Buyer (at Buyer's expense) copies of, or shall provide Buyer reasonable access to, such factual infonnation as may be reasonably requested by Buyer, and in the possession or control of SelIer, or its property manager or accountants, necessary to enable Buyer's auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus the one (1) immediately preceding calendar year (provided, however, that other than fees paid or payable to Seller, a Seller affiliate or·a third party for on-site property management, such audit shall not include an audit of asset management fees internally allocated by Seller (as opposed to paid to a third party) or interest expenses attributable to Seller), including but not limited to the infonnation set forth on Schedule 2 attached hereto and incorporated herewith; provided, however that Seller shall have no obligation to provide any confidential and/or proprietary materials. Buyer shall be responsible for all out-of-pocket costs associated with this audit. Seller shall reasonably cooperate (at no cost to Seller) with Buyer's auditor in the conduct of such audit. In addition, Seller agrees to provide to Buyer or any affiliate of Buyer, if requested by such auditor, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Buyer or its designated independent or other auditor may audit Seller's operating statements of the Property, at Buyer's expense, and Seller shall provide such documentation as Buyer or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Buyer such financial and other information as may be reasonably required by Buyer or any affiliate of Buyer to make any required filings with the Securities and Exchange Commission or other governmental authority. Seller's obligation to maintain its records for use under this Section shall be an on-going condition to Closing for Buyer's benefit until Closing. Seller shall maintain its records for use under this Section 15.16 for a period of not less than two (2) years after the Closing Date. The provisions of this Section shall survive Closing for a period of two (2) years."

4.Schedules. The document attached hereto as Schedule 2 is hereby added to the Agreement as new "Schedule 2".
5.Expiration of Due Diligence Period. The Due Diligence Period shall expire upon the full execution of this Amendment. Buyer hereby waives its right to terminate the Purchase Agreement pursuant to Section 5.3 thereof.

6.	No Other Amendments. Except as otherwise expressly amended by this Amendment,
(a) this Amendment shall not otherwise operate to waive, modify, release, consent to or in any manner affect any rights or obligations of Seller and Buyer under the Purchase Agreement, and
(b) the Purchase Agreement (as amended by this Amendment) remains in full force and effect.

7.Conflict; Counterparts. In the event of any conflict between the terms of this Amendment and the Purchase Agreement, this Amendment shall control. This Amendment may be executed in multiple counterparts via facsimile or email in .PDF format, each of which shall be deemed to be an original, but such counterparts when taken together shall constitute but one Amendment.
8.Successors and Assigns. This Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns.

9.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the state in which the Property is located without regard to choice of law rules.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

SELLER:

PPF AMLI 4021 McGinnis Ferry Road, LLC, a
Delaware limited liability company

By:	AMLI Residential Properties, L.P., a
Delaware limited partnership
Its:	Sole Member

By:	AMLI Residential Partners LLC,
a Delaware limited liability company
Its:	General Partner

By:	/s/ Fred Shapiro
Name:	Fred Shapiro
Title:	Senior Vice President

BUYER:

STEADFAST ASSET HOLDINGS, INC.,
a California corporation

By:	/s/ Ana Marie del Rio
Name:	Ana Marie del Rio
Title:	Vice President

Schedule 2

Due Diligence Documents (3-14 Audit Items Only)

		Delivered (Date)	Not applicable to Property	Not available to Owner
	FINANCIAL			
1	Bank Statements and Reconciliations, prior year, most recent quarter-end and YTD (monthly); in the absence of Bank Statements, the auditors may require other documentation			
2	Accounts Payable Aging Detail, prior year			
3	Rent and expense selections, prior year, most recent quarter-end and YTD (25 respective selections to be made by Buyer's independent REIT 3-14 auditors based upon items received for #13-17 above)			
4	Payroll selections, prior year, most recent quarter-end and YTD (2-months of selections with detailed support to be made by Buyer's independent REIT 3-14 auditors; detailed support to be requested may include inputs, timecards, reimbursement calculations, agreements or contracts as necessary, to support and recalculate the payroll amounts shown in the financial statements)			
	MANAGEMENT/LEASING/OPERATIONS			
1	Monthly rent rolls, prior year and YTD, in Excel (with all lease charges broken out, to include unit square footage, monthly rent, deposits, financial concessions, other concessions, lease term, extension options, defaults (financial or otherwise), and such other information as Buyer may require)			
2	Current or former lease selections, as the case may be, with copies of back-up for rents received (for both resident and any housing authority portion paid, as applicable), prior year and YTD (25 selections to be made by Buyer's independent REIT 3-14 auditors)			
3	Copies of all operating and management service contracts, including but not limited to:			
	a. Property management agreement; indicate whether entity is related party for disclosure purposes			
	PHYSICAL ITEMS			
1	Copies of insurance policies, past 3 years (or a letter from carrier in lieu of policies)			

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